Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP

3000 Two Logan Square, Eighteenth and Arch Streets

Philadelphia, PA 19103-2799

troutman.com

November 13, 2020

Independence Realty Trust, Inc. 1835 Market Street, Suite 2601 Philadelphia, Pennsylvania 19103

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Independence Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with the public offering of up to $150,000,000 aggregate gross sales price of the Company’s common stock, $0.01 par value per share (the “Shares”), all of which are to be offered and sold by the Company from time to time pursuant to the terms of the Equity Distribution Agreement, dated November 13, 2020, by and among the Company, Independence Realty Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), and each of the persons named on Schedule I attached hereto (the “Equity Distribution Agreement”), which, among other things, contemplates that the Company may from time to time enter into one or more letter agreements with each of the persons named on Schedule II attached hereto (the “Forward Sale Agreements,” and together with the Equity Distribution Agreement, the “Agreements”), the form of which is attached as Schedule D of the Equity Distribution Agreement. The offering of the Shares by the Company is being made pursuant to a prospectus supplement dated November 13, 2020 and the accompanying base prospectus dated June 15, 2020 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-239176) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid agreements, instruments and documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all agreements, instruments and documents submitted to us, the authenticity of all original agreements, instruments and documents, and the conformity to authentic original agreements, instruments and documents of all documents submitted to us as copies (including pdfs). We also have assumed that the Shares will not be issued in violation of

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Independence Realty Trust, Inc.

November 13, 2020

the ownership limit contained in the Company’s Articles of Restatement (the “Articles of Restatement”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of Maryland General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that (a) the Company is a corporation duly incorporated and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT and (b) following (i) execution and delivery by the Company and the Operating Partnership of the Equity Distribution Agreement, (ii) execution and delivery by the Company of each Forward Sale Agreement relating to any forward purchase pursuant to the Equity Distribution Agreement in the form attached as Schedule D to the Equity Distribution Agreement, together with the relevant supplemental confirmation thereto (the “Supplemental Confirmation”), (ii) authorization by the Company’s Board of Directors, or authorization by a duly authorized pricing committee thereof, within the limitations established by resolutions duly adopted by the Company’s Board of Directors and duly authorized pricing committee thereof, of the terms pursuant to which the Shares may be sold pursuant to the Agreements, (iii) authorization by a duly authorized executive officer, designated by the pricing committee to approve placement notices under the Agreements, of the terms of each placement notice issued and Supplemental Confirmation (if any) executed in a manner consistent with the foregoing and pursuant to which the Shares may be sold pursuant to the Agreements, (iv) issuance of the Shares pursuant to the terms established by the Board of Directors and the pricing committee thereof and the terms of the applicable Agreement and the applicable placement notice and Supplemental Confirmation (if any), and (vii) receipt by the Company of the proceeds for the Shares sold pursuant to the terms of such applicable Agreement and applicable placement notice and Supplemental Confirmation (if any), the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this letter.

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Independence Realty Trust, Inc.

November 13, 2020

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Troutman Pepper Hamilton Sanders LLP
TROUTMAN PEPPER HAMILTON SANDERS LLP

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Independence Realty Trust, Inc.

November 13, 2020

Schedule I

Bank of Montreal

55 Bloor Street West, 18th Floor

Toronto, Ontario M5X 1A1

Canada

BMO Capital Markets Corp.
3 Times Square
New York, NY 10036

BofA Securities, Inc.
One Bryant Park
New York, New York 10036

Capital One Securities, Inc.
299 Park Avenue
New York, New York 10171

Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

Jefferies LLC

520 Madison Avenue

New York, New York 10022

KeyBanc Capital Markets Inc.
127 Public Square, 4th Floor
Cleveland, Ohio 44114

Robert W. Baird & Co. Incorporated
777 Wisconsin Avenue
Milwaukee, Wisconsin 53202

Stifel, Nicolaus & Company, Incorporated
One South Street, 15th Floor
Baltimore, Maryland 21202

Truist Securities, Inc.
3333 Peachtree Road Northeast
Atlanta, Georgia 30326

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Independence Realty Trust, Inc.

November 13, 2020

Schedule II

Bank of Montreal

55 Bloor Street West, 18th Floor

Toronto, Ontario M5X 1A1

Canada

Jefferies LLC

520 Madison Avenue

New York, New York 10022

KeyBanc Capital Markets Inc.

127 Public Square, 4th Floor

Cleveland, Ohio 44114

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